appTech

STRATEGIC PARTNERSHIP AGREEMENT

This Strategic Partnership Agreement (this "Agreement") is entered into as of 8/21/2020 (hereinafter, the Effective Date") by and between APPTECH CORP. (hereinafter "AppTech"), a Wyoming corporation with offices as 5876 Owens Ave. and SILVER ALERT SERVICES LLC, doing business as LifeLight Systems (hereinafter "LifeLight") (collectively the "Parties").

WHEREAS, AppTech and LifeLight desire to enter into a partnership that will leverage both companies' strengths and aim at expanding into new markets and providing new customers vital services. This Agreement will allow the Parties to compete globally with an integrated product offering encompassing advanced technology, services and solutions for the telehealth and personal emergency response systems markets.

WHEREAS, by combining efforts and utilizing each other's strengths, the Parties foresee rapid expansion and adoption of their product offering.

WHEREAS, AppTech, which owns and operates a fintech and payment processing business, shall act as a financial services and administrative partner providing operational and financial efficiencies to LifeLight. Further, AppTech shall provide capital infusion to LifeLight via loan agreement and promissory note.

WHEREAS, LifeLight, which owns and operates a telehealth and personal emergency response system business, shall market and distribute the product with the ability to result in significant market penetration.

WHEREAS, the Parties also desire to contemplate, without any obligation whatsoever to consummate, a potential equity transaction among AppTech and LifeLight (an Equity Transaction).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, covenants and agreements contained herein, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions

Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement.

A. "Party" and "Parties" shall be defined as AppTech and LifeLight
B. "Product" shall be defined as personal emergency response system or PERS and its associated products, monitoring and services.
C. "Net Income" shall be defined as profits remaining after all direct costs associated with the product are withdrawn. These costs include, but are not limited to device purchases, monitoring, channel partners, medical billing and administrative fees. Net Income shall not include costs such as operating and general expenses, interest, taxes or depreciation.
D. "Successful Pilot Program" shall be defined as the device operates, provides all necessary information for sufficient monitoring and Medicare providing coverage for said monitoring.

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2. Covenants of Parties

2.1 *Personal Emergency Response System and Monitoring*. Subject to the terms of this Agreement, LifeLight shall use its access to personal emergency response systems and monitoring technologies to develop and market the Product. LifeLight shall be responsible for all costs associated with licensing, infrastructure, sales and advertising to acquire new customers.

2.2 *Financial & Administrative Services Partner*. AppTech shall be deemed the exclusive financial and administrative services partner for LifeLight regarding the Product. AppTech is responsible for general accounting, CRM management, marketing services, and financial payouts to vendors such as billing or monitoring partners, channel partners and suppliers.

2.3 *Revenue and Revenue Sharing*. It is hereby agreed that all revenue derived from the Product shall be considered revenue for AppTech. During the first year of this Agreement, AppTech shall share seventy-five percent (75%) of the Net Income AppTech derives and receives from the Product. At any time, after the first year of this Agreement, AppTech shall share seventy percent (70%) of Net Income AppTech derives and receives from the Product. AppTech hereby agrees that revenues due to LifeLight shall be paid within 48 hours of posting to the AppTech bank.

2.4 *Purchase Option Agreement*. In association with this Agreement and the attached Appendix A – Purchase Option Agreement, AppTech shall grant the option to LifeLight to purchase up to four million five hundred thousand (4,500,000) shares of AppTech Common stock as described in the Option Agreement.

3. Promissory Note

FOR VALUE RECEIVED, LifeLight promises to repay to the order of AppTech, the sum of $1,000,000 (one million dollars), or if the full sum is not borrowed by LifeLight, the sum of monies lent by AppTech to LifeLight, together with an interest thereon at a rate of 3 percent (3%) per annum.

4. Additional Loan Terms

4.1 *Principal Loan Amount*. The principal loan amount is up to $1,000,000 (one million dollars).

4.2 *Loan Disbursements*.

(i) AppTech shall make payment(s) to LifeLight according to the following schedule:

a. $10,000 shall be distributed to LifeLight within fifteen (15) days of execution.
b. The balance of the loan shall be disbursed on an as needed basis for costs associated with the successful launch of the Product. All Disbursements from AppTech to LifeLight are contingent upon the successful completion of LifeLight's PERS pilot program.
c. Upon successful completion of the PERS pilot program, AppTech shall have 72 hours to provide any requested disbursement to LifeLight.
d. All disbursements under this Agreement shall be disbursed within eighteen (18) months from execution.

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4.3. *Method of Loan Repayment.*

During the first six (6) months of the loan repayment period, the minimum required payment shall be the interest owed on the loan. Beginning month seven (7), the minimum required payment shall be six percent (6%) of the principal plus interest. This method of repayment shall continue until the full balance of the loan is repaid. There is no prepayment penalty for LifeLight. LifeLight shall make all loan payments on or before the 15th of every month for the minimum balance due on the 1st day of every month.

4.4. *Additional Provisions.*

(i) LifeLight shall present AppTech with the specific purpose(s) for each distribution, including estimated costs associated, prior to AppTech disbursing capital.

(ii) $1,000,000 (one million dollars) shall be held in an account with the sole purpose of being drawn upon for loan disbursements.

5. Equity Transaction

To further enhance the cooperation between the Parties, the Parties have agreed to contemplate, without any obligation to consummate, a potential Equity Transaction. The Equity Transaction being considered is for AppTech to purchase all or a portion of LifeLight should the proper circumstances arise. To this end, the Parties agree to enter into a mutual due diligence process.

6. Representations and Warranties

Organization, Standing and Power. Each of the Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is currently conducted. Each Party is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary.

7. Term and Termination

This Agreement shall commence on the date of execution and continue for one (1) year thereafter, and shall be automatically renewed for additional periods of one (1) year, unless terminated by either Party by written notice. Notice shall be provided not less than fifteen (15) days before the scheduled date of expiration, or earlier in accordance with the terms herein. LifeLight cannot terminate the agreement if there is an outstanding balance on the loan agreement.

LifeLight shall have the right to terminate the agreement should AppTech fail to provide the monies requested within 15 calendar days of a successful PERS pilot program.

This Agreement will automatically terminate, regardless of the term:

(iii) upon mutual written agreement by the Parties;

(iv) in the event of a breach of any representation, warranty, covenant or agreement of this Agreement by a Party following written notice of such breach to the breaching Party by the non-breaching Party;

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(v) if, without notice, upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings, upon either party making an assignment for the benefit of creditors, or upon wither party's dissolution or ceasing to do business.

8. Indemnification

Each party shall be solely responsible for the performances of its acts, duties and responsibilities under this Agreement and for the acts, duties and responsibilities of its officers, employees and agents; and each party agrees to indemnify the other, its officers, employees and agents, and to hold harmless the other, its officers, employees and agents, and, at the indemnifying party's sole expense, to defend the indemnified party, its officers, employees and agents, from and against any claims, demands, causes of action, loss, cost and expense, arising from, in connection with or based upon the actions or omissions of the indemnifying party, its officers, employees or agents pursuant to or in contravention of the provisions of this Agreement.

9. Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party's employees, contractors, agents, professional advisors, auditors or persons performing similar functions. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10. Modification

This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

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11. Governing Law

This Agreement and the performance or breach thereof shall be governed by and interpreted as to substantive matters in accordance with the applicable law of the State of California, without giving effect to any of its conflict of laws provisions.

12. Entire Agreement

This Agreement contains the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements. This Agreement cannot be amended, in whole or in part, without a written instrument signed by both of the parties hereto.

13. Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

14. Notices

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, mailed by registered or certified United States mail or delivered via email to each party's named representative.

15. Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

16. Severability

If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render such provision or application in any other jurisdiction.

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17. Independent Review of Agreement

Each party to this Agreement acknowledges that party has either had the opportunity prior to execution of this Agreement to have this Agreement reviewed by independent legal counsel, or if either party hereto elects not to have the Agreement reviewed by independent legal counsel prior to execution, that party waives said right. Furthermore, each party acknowledges that the party has read this Agreement, and understands the terms and conditions of this Agreement, or has consulted with legal counsel to explain the terms and conditions to them.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first written above.

APPTECH CORPORATION

Signature: ______________________

Name: Luke D'Angelo

Title: Interim Chief Executive Officer

Address: 5876 Owens Ave. Suite 100

Carlsbad, CA 92008

Email: Ldangelo@apptechcorp.com

Phone: 760-707-5959

SILVER ALERT SERVICES LLC DOING BUSINESS AS LIFELIGHT SYSTEMS

Signature: ______________________

Name: John Feldman

Title: Manager

Address: 5702 New Paris Way

Ellenton, FL 34222

Email: JFeldman@LifeLightsystems.com

Phone: 941-447-5015

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APPENDIX A

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (this "Agreement") is entered into as of 08/21/2020 (hereinafter, the Effective Date") by and between APPTECH CORP. (hereináfter "AppTech"), A Wyoming corporation with offices as 5876 Owens Ave. and SILVER ALERT SERVICES LLC, doing business as LifeLight Systems (hereinafter "LifeLight") (collectively the "Parties").

RECITALS

WHEREAS, as of the date hereof, AppTech and LifeLight have entered into a certain Strategic Partnership Agreement;

WHEREAS, as consideration in part for AppTech's desire and willingness to enter into the Strategic Partnership Agreement, the parties hereto desire to enter into this Purchase Option Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

"***Common Shares***" means the shares of common stock of APCX, par value $0.001 per share.

"***Grantors***" means AppTech Corp.

"***Option Exercise Period***" means the period beginning on the date in which a successful Pilot Program occurs, as defined in the Agreement above, and monies are available for disbursement for the loan associated with the Agreement above and ending 2 years from such date.

2. PURCHASE OPTION.

(a) Grant of the Option. AppTech hereby grants LifeLight the exclusive right and option (the "Option") to purchase up to 4,500,000 (four million five hundred thousand) shares of AppTech Common Shares, exercisable at any time during the Option Exercise Period, pursuant to the terms and subject to the conditions of this Agreement. 1,000,000 (one million) shares are exercisable at a per share purchase price of $0.01 (one cent). The remaining 3,500,000 (three million five hundred thousand) shares are exercisable at a per share purchase price of $0.25 (twenty-five cents).

(b) Acknowledgement. AppTech hereby acknowledges, accepts and approves the grant of this Option to LifeLight.

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3. EXERCISE OF THE OPTION.

(a) Notice of Intent to Exercise Purchase Option. Provided that LifeLight has fulfilled or is in process of fulfilling its obligations pursuant to the Agreement and is not in material default under any of its obligation thereunder, LifeLight may exercise the Option, in whole or in multiple parts, at any time during the Option Exercise Period by delivering written notice to the Grantor (the "Exercise Notice").

(b) Purchase of Option Shares. Following receipt of the Exercise Notice, the closing (the "Closing") of the purchase of the Option Shares shall take place as soon as reasonably practicable, as determined by the mutual agreement of the parties. At the Closing, (i) AppTech shall transfer all of its respective rights, title and interest in the Option Shares to LifeLight pursuant to the instructions provided in the Exercise Notice and (ii) LifeLight shall deliver to AppTech its respective Purchase Price. Each party hereto hereby agrees to execute and deliver all documents or instruments reasonably necessary to effectuate the Closing.

4. MISCELLANEOUS.

(a) Construction. This Purchase Option Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any choice of law principles.

(b) Counterparts. This Purchase Option Agreement may be executed by facsimile or electronic ".pdf" signature pages and in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) Entire Agreement. This Purchase Option Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior oral or written proposals or agreements relating thereto. This Purchase Option Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by all of the parties hereto (other than GPSI, for the avoidance of doubt).

(d) Successors and Assigns. Whenever in this Purchase Option Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted assigns and successors of such party; and all covenants, promises and agreements by or on behalf of the such party that are contained in this Purchase Option Agreement shall bind and inure to the benefit of their respective permitted assigns and successors. Neither party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any attempted assignment or delegation without such consent shall be null and void.

(e) Headings. The titles of the sections and subsections of this Purchase Option Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(f) Severability. In the event any one or more of the provisions contained in this Purchase Option Agreement should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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appTech

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first written above.

APPTECH CORPORATION

Signature: ______________________

Name: Luke D'Angelo

Title: Interim Chief Executive Officer

Address: 5876 Owens Ave. Suite 100

Carlsbad, CA 92008

Email: Ldangelo@apptechcorp.com

Phone: 760-707-5959

SILVER ALERT SERVICES LLC DOING BUSINESS AS LIFELIGHT SYSTEMS

Signature: ______________________

Name: John Feldman

Title: Manager

Address: 5702 New Paris Way

Ellenton, FL 34222

Email: JFeldman@LifeLightsystems.com

Phone: 941-447-5015

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